Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307


                                October 19, 2000




Mr. Michael Kamps
Discount Mortgage Source, Inc.
750 I-30 East, Suite 170
Rockwall, Texas 75087


         RE:      Discount Mortgage Source, Inc.
                  Form SB-1


Dear Mr. Kamps:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein. This letter shall also serve as my consent to the inclusion of my opinion on the financial statements of the Corporation as of July 15, 2000 and for the period from inception (July 11, 2000) to July 15, 2000, as a part of that registration statement and to my being named in the 'Experts' section of the registration statement as an expert in accounting and auditing.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,


/s/ Charles E. Smith
--------------------
    Charles E. Smith